Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report relating to the consolidated financial statements of Schweitzer-Mauduit International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” and FASB Staff Position No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities,” effective January 1, 2009, and the adoption of Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans” as of December 31, 2006) dated March 6, 2009 (September 17, 2009 as to the adoption of Statement of Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” and FASB Staff Position No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities”, described in Note 2) appearing in the Current Report on Form 8-K of Schweitzer-Mauduit International, Inc. filed on September 17, 2009 and (ii) our report dated March 6, 2009 relating to the effectiveness of Schweitzer-Mauduit International, Inc.’s internal control over financial reporting as of December 31, 2008, appearing in the Annual Report on Form 10-K of Schweitzer-Mauduit International, Inc. for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” appearing in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
November 9, 2009